Exhibit 4.46

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of February 1, 2006 by and between Trintech Technologies Limited, an Irish corporation (“Buyer”), Assurity Technologies, Inc, a Kansas corporation (“Seller”), Heather Lynds, an individual residing in the State of Kansas, and Andrew Lynds, an individual residing in the State of Kansas (Heather Lynds and Andrew Lynds are referred to as the “Stockholders”).

WHEREAS, Seller desires to sell, and Buyer desires to purchase, certain assets of Seller for the consideration and upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises, the provisions and the respective agreements hereinafter set forth, the parties hereto hereby agree as follows:

1. Purchase and Sale of Assets; Assumption of Specified Liabilities.

1.1 Agreement to Purchase and Sell.

a. Upon the terms and subject to the conditions set forth herein and upon the representations and warranties made herein by each of the parties hereto to the other, at the Closing (as such term is hereinafter defined), Seller shall sell, grant, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all of the assets as set forth below (wherever located), as the same shall exist on the Closing Date (as such term is hereinafter defined) (said assets and properties so to be sold, granted, conveyed, transferred, assigned and delivered to Buyer being hereinafter collectively referred to as the “Assets”). Without limiting the generality of the foregoing, the Assets shall include all assets set forth in Exhibit A hereto.

b. Subject to Section 1.1(c) hereof, at the Closing, Seller shall execute and deliver to Buyer (i) a Bill of Sale, Assignment and Assumption Agreement, in the form attached hereto as Exhibit B (the “Bill of Sale, Assignment and Assumption Agreement”), under the terms of which Seller shall sell, grant, convey, assign, transfer and deliver the Assets to Buyer, and (ii) such other bills of sale, deeds, instruments of assignment and other appropriate documents as may be reasonably requested by Buyer in order to carry out the intentions and purposes hereof.

c. Nothing in this Agreement shall be construed as an attempt or agreement to assign (i) any contract, agreement, license, lease, sales order, purchase order or other commitment that is nonassignable without the consent of the other party or parties thereto unless such consent shall have been given or (ii) any contract or claim as to which all the remedies for the enforcement thereof enjoyed by Seller would not pass to Buyer as an incident of the assignments provided for hereby. In order, however, that the full value of every contract and claim of the character described in clauses (i) and (ii) of this Section 1.1(c) and all claims and demands on such contracts may be realized, Seller shall, by itself or by its agents, at the request and expense and under the direction of Buyer, in the name of Seller or otherwise as Buyer shall specify and as shall be permitted by law, take all such action and do or cause to be done all such things as shall in the opinion of Buyer be reasonably necessary or proper (a) in order that the rights and obligations of Seller under such contracts shall be preserved and (b) for, and to facilitate, the collection of the monies due and payable, and to become due and payable, to Seller in and under every such contract and claim and in respect of every such claim and demand, and Seller shall hold the same for the benefit of and pay the same over promptly to Buyer.

1.2 Purchase Price. The consideration given by Buyer for the Assets shall consist of the following elements:

a. Cash Portion. At the Closing, Buyer shall tender to Seller cash (the “Cash Portion”) in an amount equal to the difference between (i) One Million Eight Hundred Fifty Thousand Dollars ($1,850,000) and (ii) the indebtedness for borrowed money (if any) for which Seller is directly or indirectly obligated and which Buyer shall expressly assume pursuant to this Agreement and the transactions contemplated herein.

b. Hold-Back Amount; Note. At the Closing Buyer shall deliver to Seller a Promissory Note in the form attached hereto as Exhibit C (the “Note”), in the amount of One Hundred Fifty Thousand Dollars ($150,000). The Note provides for payment of 50% of the principal amount of the Note, plus accrued interest, on the first anniversary of the Closing Date, and repayment of the remaining principal amount, plus accrued interest, on the second anniversary of the Closing Date; provided, however, that the Note is subject to certain offset rights as set forth in Section 4.4 below.

c. Earn-Out Payments. Subject to Section 4.4 below, Seller shall be entitled to three payments (the “Earn-Out Payments”) based on the post-closing profitability and revenues of the Assurity Business Unit (as defined below).

• The first payment shall be due on or before April 30, 2007 and shall be equal to 30% of the Net Income (as defined below) plus 10% of the Gross Revenues (as defined below) achieved by the Assurity Business Unit during the period from February     1, 2006 through January 31, 2007.

• The second payment shall be due on or before April 30, 2008 and shall be equal to 30% of the Net Income plus 10% of the Gross Revenues achieved by the Assurity Business Unit during the period from February     1, 2007 through January 31, 2008.

• The third payment shall be due on or before April 30, 2009 and shall be equal to 30% of the Net Income plus 10% of the Gross Revenues achieved by the Assurity Business Unit during the period from February     1, 2008 through January 31, 2009.

To the extent that the information necessary to ascertain the amounts due Seller hereunder are not part of Buyer’s regular public disclosures or in a form otherwise generally available to shareholders of the Buyer or the general public, then Buyer shall provide Seller with the necessary financial or other information promulgated by Buyer using United States General Accepted Accounting Principles, consistently applied, in order that Seller may independently examine and confirm the calculations of Gross Revenues and Net Income from the Assurity Business Unit, subject to any reasonable confidentiality agreement as to Buyer’s provision of such information.

d. Definitions.

i. “Assurity Business Unit” means the business of Seller as it exists on the Closing Date and as the same shall be modified from time to time after the Closing Date due to (A) changes contemplated in the Business Plan attached as Exhibit D, and (B) such other changes as are necessary in Buyer’s reasonable judgment to meet business conditions existing from time to time after the Closing Date, including any transfers to any individual or entity not a party to this agreement; provided, however, that, until January 31, 2009 Buyer shall ensure that the Assurity Business Unit is maintained and operated in such a manner as to enable Buyer to calculate accurately the payments contemplated in Section 1.2 c.

ii. “Net Income” means, for a given period of time, the pre-tax net income of the Assurity Business Unit during such period as determined in accordance with United States Generally Accepted Accounting Principles consistently applied. Costs taken into account in determining Net Income shall include (A) all costs directly attributable to the Assurity Business Unit, including without limitation sales and marketing costs, and (B) a management/overhead charge to Buyer of $13,469 per month.

iii. “Gross Revenues” means, for a given period of time, the gross revenues of the Assurity Business Unit during such period as determined in accordance with United States Generally Accepted Accounting Principles consistent applied.

1.3 Assumption of Specified Liabilities. At the Closing, and as additional consideration for the sale, grant, conveyance, assignment, transfer and delivery of the Assets, but subject to Sections 1.1(c) and 1.4 hereof, Buyer shall assume and agrees to pay, perform and discharge when due only the following:

a. those liabilities or obligations of Seller that (i) are listed on Exhibit E hereof, or (ii) are current liabilities or obligations of Seller incurred in the ordinary course of business and consistent with past practice prior to the Closing and which Buyer, in the exercise of its sole discretion, desires to assume and agrees to pay, perform and discharge, in each case less any such liabilities or obligations that are paid, performed or discharged by Seller prior to the Closing Date; and

b. those liabilities or obligations of Seller that arise under the terms of a contract, agreement, license, lease, sales order, purchase order or other commitment that (i) is listed on Exhibit E hereof, or (ii) was entered into by Seller prior to the Closing in the ordinary course of business and consistent with past practice and which Buyer, in the exercise of its sole discretion, desires to assume and agree to pay, perform and discharge, in each case less any such liabilities or obligations that are paid, performed or discharged by Seller prior to the Closing Date (other than any of the foregoing which shall not be assigned as contemplated by Section 1.1(c) hereof).

Subject to Sections 1.1(c) and 1.4 hereof, at the Closing, Buyer shall execute and deliver to Seller the Bill of Sale, Assignment and Assumption Agreement assuming the liabilities and obligations of Seller referred to in this Section 1.3.

1.4 Non-Assumption of Certain Liabilities. Buyer is not assuming, and shall not be deemed to have assumed, any liabilities or obligations of Seller of any kind or nature whatsoever, except as expressly provided in Section 1.3 hereof. Anything in Section 1.3 hereof or elsewhere herein to the contrary notwithstanding, and without limiting the generality of the foregoing, it is hereby agreed that Buyer is not assuming, and shall not be deemed to have assumed, any liability and shall not have any obligation for or with respect to any liability or obligation of Seller or any affiliate, stockholder, director, employee or officer of Seller:

a. under any employee benefit plan of Seller;

b. in respect of (i) any sales, use or excise taxes, income taxes or other taxes based on or measured by income, or franchise taxes, in any such case that are attributable to periods or events prior to or ending on the Closing Date or (ii) any sales, use or excise taxes, income taxes, or any other taxes, legal, accounting, brokerage, finder’s fees, or other expenses of whatsoever kind or nature incurred by Seller or any affiliate, stockholder, director, employee or officer of Seller as a result of the consummation of the transactions contemplated hereby;

c. arising out of any action, suit or proceeding based upon an event occurring or a claim arising (i) prior to the Closing Date or (ii) after the Closing Date in the case of claims in respect of products sold or services provided by Seller prior to the Closing Date and attributable to acts performed or omitted by Seller prior to the Closing Date;

d. arising out of or related to the Assets or this Agreement;

e. to any present or former stockholder, officer, director or employee of Seller (including, without limitation, for bonuses, fringe benefits, vacation or holiday pay, wages or severance pay).

1.5 Closing. The closing of the purchase and sale of the Assets provided herein (the “Closing”) shall occur (a) at the offices of Scheef & Stone, L.L.P., 5956 Sherry Lane, Suite 1400, Dallas, Texas 75225, at 10:00 a.m., local time, on February 22, 2006 or (b) at such other time and place or on such other date as Seller and Buyer may mutually agree (such date and time of Closing being herein referred to collectively as the “Closing Date”).

2. Representations and Warranties of Seller and Stockholders. Seller and the Stockholders hereby jointly and severally represent and warrant to Buyer as follows:

2.1 Existence; Good Standing; Corporate Authority; Compliance with Law. Seller (a) is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation; (ii) is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other jurisdictions in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary; (iii) has all requisite corporate power and authority to own its properties and carry on its business as now conducted; (iv) is not in default with respect to any order of any court, governmental authority or arbitration board or tribunal to which Seller is a party or is subject; (v) is not in violation of any laws, ordinances, governmental rules or regulations to which it is subject; and (vi) has obtained all licenses, permits and other authorizations and has taken all actions required by applicable laws or governmental regulations in connection with its business as now conducted.

2.2 Authorization, Validity and Effect of Agreements.

a. The execution and delivery of this Agreement and all agreements and documents contemplated hereby by Seller, and the consummation by it of the transactions contemplated hereby, have been duly authorized by Seller’s Board of Directors and by the Stockholders, no other corporate proceedings on the part of Seller are necessary to authorize this Agreement and the transactions contemplated hereby.

b. This Agreement constitutes, and all agreements and documents contemplated hereby when executed and delivered pursuant hereto for value received will constitute, the valid and legally binding obligations of Seller and the Stockholders, enforceable in accordance with their terms, except that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium, bulk sales, preference, equitable subordination, marshalling or other similar laws of general application now or hereafter in effect relating to the enforcement of creditors’ rights generally and except that the remedies of specific performance, injunction and other forms of equitable relief are subject to certain tests of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding therefor may be brought.

c. The execution and delivery of this Agreement by Seller and the Stockholders does not, and the consummation of the transactions contemplated hereby by Seller and the Stockholders will not, except as set forth in Schedule 2.2(c) hereof, (i) require the consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority or any third party; (ii) result in the breach of any term or provision of, or constitute a default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or the lapse of time or both) any obligation under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any part of the property of Seller, any Affiliate (as such term is hereinafter defined) or either Stockholder pursuant to any provision of, any order, judgment, arbitration award, injunction, decree, indenture, mortgage, lease, license, lien, or other agreement or instrument to which Seller, any Affiliate or either Stockholder is a party or by which any of them is bound; or (iii) violate or conflict with any provision of the by-laws or articles/certificate of incorporation of Seller or of any Affiliate as amended to the date hereof.

2.3 Capitalization and Ownership. The authorized capital stock of Seller consists solely of 1,000,000 shares of common stock, par value $1.00 per share, of which 1,000,000 shares and no more are presently issued and outstanding. Schedule 2.3 hereof sets forth the names and addresses of the Stockholders, who are the registered holders of all of the issued and outstanding capital stock of Seller and the number of shares of such capital stock held by each such Stockholder. Each Stockholder owns directly all of the issued and outstanding capital stock of Seller held by such Stockholder, free and clear of all options, mortgages, restrictions (other than restrictions under applicable securities laws), liens, charges, assessments, pledges, security interests, adverse claims, equities, limitations or other encumbrances (collectively “Encumbrances”), and all of such capital stock has been duly authorized and validly issued and is fully paid and nonassessable. Except as set forth in Schedule 2.3 hereof, there are no outstanding rights, warrants, options, subscriptions, agreements or commitments giving anyone any right to require Seller to sell or issue, or to require the Stockholders to sell or otherwise transfer, any capital stock or other securities of Seller.

2.4 Affiliated Entities.

a. Except as set forth in Schedule 2.4 hereof, neither Seller nor any Stockholder owns, directly or indirectly, a majority or controlling interest in any corporation, business trust, joint stock company, partnership or other business organization or association relating to the business operations of Seller. The affiliated entities set forth in Schedule 2.4 are referred to individually as an “Affiliate” and collectively as the “Affiliates.”

b. Except as otherwise set forth in Schedule 2.4 hereof, Seller or the applicable Stockholder owns, directly or indirectly, all of the issued and outstanding capital stock or other securities or ownership interest of each of the Affiliates free and clear of all Encumbrances, and all of the capital stock or other securities or ownership interest in each of the Affiliates that is owned, directly or indirectly, by Seller or a Stockholder has been duly authorized and validly issued and is fully paid and nonassessable. Except as set forth in Schedule 2.4 hereof, none of the Affiliates has any commitment to issue or sell any shares of its capital stock or other securities or ownership interest or any securities or obligations convertible into or exchangeable for, or giving any person (other than Seller) any right to acquire from such Affiliate, any shares of capital stock or other securities or ownership interest of such Affiliate.

c. Each Affiliate (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) has all requisite power and authority to own its properties and carry on its business as now conducted; (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary; (iv) has obtained all licenses, permits and other authorizations and has taken all actions required by applicable laws or governmental regulations in connection with its business as now conducted; (v) is not in default with respect to any order of any court, governmental authority or arbitration board or tribunal to which it is a party or is subject; and (vi) is not in violation of any laws, ordinances, governmental rules or regulations to which it is subject.

2.5 Jurisdictions. Schedule 2.5 hereof contains a list of all jurisdictions in which Seller and each Affiliate is presently licensed or qualified to do business. Seller and each Affiliate has complied in all material respects with all applicable laws of each such jurisdiction and all applicable rules and regulations of each regulatory agency therein. Neither Seller nor any Affiliate (a) has been denied admission to conduct any type of business in any jurisdiction in which it is not presently admitted as set forth in such Schedule 2.5, (b) has had its license or qualifications to conduct business in any jurisdiction revoked or suspended, or (c) has been involved in any proceeding to revoke or suspend a license or qualification.

2.6 Records. Seller has delivered or made available to Buyer and its counsel true and complete copies of the articles/certificate of incorporation, bylaws, minutes of all meetings of directors and stockholders and certificates reflecting all actions taken by the directors or stockholders without a meeting, partnership agreements and certificates, and other organizational documents, of Seller and each Affiliate, and such documents are in full force and effect on the date hereof.

2.7 Officers and Directors; Bank Accounts; Powers of Attorney. The officers and directors of Seller and each Affiliate are as set forth in Schedule 2.7 hereof. Schedule 2.7 hereof also sets forth (a) the name of each bank, savings institution or other person with which Seller or any Affiliate has an account or safe deposit box and the names and identification of all persons authorized to draw thereon or to have access thereto, and (b) the names of all persons, if any, holding powers of attorney from Seller or any Affiliate and a summary statement of the terms thereof.

2.8 Financial Statements.

a. Seller has furnished to Buyer (i) an unaudited consolidated balance sheet of Seller and the Affiliates as of January 31, 2006 (the “Balance Sheet”); (ii) unaudited consolidated balance sheets of Seller and the Affiliates as of the end of the last three fiscal years; (iii) a consolidated statement of income of Seller and the Affiliates for the twelve-month period ended December 31, 2005; and (iv) consolidated statements of income of Seller and the Affiliates for the last three fiscal years or for every year any such entity has been in existence, if less than three fiscal years; copies of which are attached hereto as Exhibit F (the financial statements referred to in (i) through (iv) above being collectively referred to as the “Financial Statements”).

b. The Financial Statements fully and fairly set forth the financial condition of Seller and the Affiliates as of the dates indicated, and the results of their operations on a consolidated basis for the periods indicated, in accordance with generally accepted accounting principles consistently applied, except as otherwise stated therein and in the related reports of independent accountants, copies of which are attached hereto as part of Exhibit F. Notwithstanding the above, the parties hereby acknowledge that the financial statements of the Seller do not include depreciation adjustments as to the Assets which would otherwise be accounted for under GAAP.

2.9 Undisclosed Liabilities. Neither Seller nor any Affiliate has any liabilities or obligations whatsoever, either accrued, absolute, contingent or otherwise, that are not reflected or provided for in the Financial Statements except (a) those arising after the date of the Balance Sheet that are in the ordinary course of business, in each case in normal amounts and none of which is materially adverse, and (b) as and to the extent specifically described in the Schedule 2.9 hereof.

2.10 Absence of Certain Changes or Events since the Date of the Balance Sheet. Since the date of the Balance Sheet, except as described on Schedule 2.10 neither Seller nor any Affiliate nor any Stockholder has:

a. incurred any obligation or liability (fixed or contingent), except normal trade or business obligations incurred in the ordinary course of business and consistent with past practice, none of which is materially adverse, and except in connection with this Agreement and the transactions contemplated hereby except as set forth under Section 2.18(g) below;

b. discharged or satisfied any Encumbrance or paid any obligation or liability (fixed or contingent), other than in the ordinary course of business and consistent with past practice;

c. mortgaged, pledged or subjected to any Encumbrance any of its assets or properties (other than mechanic’s, materialman’s and similar statutory liens arising in the ordinary course of business and purchase money security interests arising as a matter of law between the date of delivery and payment);

d. transferred, leased or otherwise disposed of any of Seller’s assets or properties except for a fair consideration in the ordinary course of business and consistent with past practice or, except in the ordinary course of business and consistent with past practice, acquired any assets or properties;

e. cancelled or compromised any debt or claim, except in the ordinary course of business and consistent with past practice;

f. waived or released any rights of material value;

g. transferred or granted any rights under any concessions, leases, licenses, agreements, patents, inventions, trademarks, trade names, service marks or copyrights or with respect to any know-how;

h. made or granted any wage or salary increase applicable to any group or classification of employees generally, entered into any employment contract with, or made any loan to, or entered into any material transaction of any other nature with, any officer or employee;

i. entered into any transaction, contract or commitment, except (i) contracts listed on Schedule 2.10 hereof and (ii) this Agreement and the transactions contemplated hereby;

j. suffered any casualty loss or damage (whether or not such loss or damage shall have been covered by insurance) that affects in any material respect Seller’s ability to conduct business; or

k. committed to do any of the foregoing.

2.11 Taxes. Seller, each Affiliate and each Stockholder (a) has duly and timely filed or caused to be filed all federal, state, local and foreign tax returns (including, without limitation, consolidated and/or combined tax returns) required to be filed by it prior to the date hereof that relate to it or with respect to which it or the Assets are liable or otherwise in any way subject; (b) has paid or fully accrued for all taxes shown to be due and payable on such returns (which taxes are all the taxes due and payable under the laws and regulations pursuant to which such returns were filed); and (c) has properly accrued for all such taxes accrued in respect of it or the Assets for periods subsequent to the periods covered by such returns. No deficiency in payment of taxes for any period has been asserted by any taxing body and remains unsettled at the date hereof. Copies of all federal, state, local and foreign income (or franchise) tax returns of Seller and the Affiliates have been made available for inspection by Buyer.

2.12 Real Property.

a. Schedule 2.12 hereof identifies the real property owned, either in whole or in part, by Seller.

b. Schedule 2.12 hereof identifies the real property leased or subleased by Seller (the “Leases”). Seller has received no written notification that it is in default with respect to any of the Leases nor are there any disputes between any landlord and Seller with respect to the Leases that would affect the right of Seller to remain in possession or otherwise affect the current use of the property leased. Except as set forth in Schedule 2.12 hereof, Seller has performed all obligations required to be performed by it to date under, and is not in default in respect of, any Lease, and no event has occurred that, with due notice or lapse of time or both, would constitute such a default. To the best of Seller’s or the Stockholders’ knowledge, no other party to any Lease is in default in respect thereof, and no event has occurred that, with due notice or lapse of time or both, would constitute such a default.

c. True and complete copies of all Leases and all title reports, surveys and leases relating to the real property owned by Seller have been made available to Buyer or its representatives.

2.13 Personal Property. The machinery, equipment, furniture, fixtures and other tangible personal property owned, leased or used by Seller are sufficient and adequate to carry on their respective businesses as presently conducted and are in good and merchantable operating condition and repair and are suitable for the purposes for which they are used, normal “wear and tear” excepted.

2.14 Title to Property; Encumbrances. Seller has good, valid and, in the case of real properties, marketable title to all the properties and assets shown on the Financial Statements or thereafter acquired, including the Assets (except for (a) inventory subsequently sold or otherwise disposed of for fair value in the ordinary course of business consistent with past practice, (b) accounts receivable subsequently collected in the ordinary course of business consistent with past practice and (c) immaterial amounts of inventory, machinery and equipment that have been determined to be obsolete or otherwise not necessary and have been disposed of in the ordinary course of business consistent with past practice), in each case free and clear of all Encumbrances except for any Encumbrance reflected in Schedule 2.14 hereof. All buildings, structures, improvements and fixtures owned, leased or used by Seller in the conduct of their respective businesses conform in all material respects to all applicable codes, and rules adopted by national and local associations and boards of insurance underwriters; and all such buildings, structures, improvements and fixtures are in good operating condition and repair, normal “wear and tear” excepted.

2.15 Insurance. Schedule 2.15 hereof sets forth a complete list of all policies of or binders for fire, liability, worker’s compensation and other forms of insurance owned or held by Seller. All such policies, or binders thereof, are in full force and effect, all premiums with respect thereto covering all periods up to and including the respective dates set forth in Schedule 2.15 hereof have been paid, and no notice of cancellation or termination has been received with respect to any such policy or binder. Such policies or binders (a) are sufficient for compliance with all requirements of law currently applicable to Seller and of all agreements to which Seller is a party or by which any of them is bound; (b) are in such amounts and types of coverage as are customarily maintained by businesses of the size and type as Seller’s; (c) provide insurance coverage adequate for the assets and present operations of Seller; (d) will remain in full force and effect through the respective dates set forth in Schedule 2.15 hereof without the payment of additional premiums; and (e) will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. Schedule 2.15 hereof also identifies all risks that Seller has designated as being self-insured. Seller has not been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last five years.

2.16 Business Property Rights.

a. Schedule 2.16 hereof sets forth (i) all computer software, patents, and registrations for trademarks, trade names, service marks and copyrights that are unexpired as of the date hereof and are used in connection with the operation of Seller’s business, as well as all applications pending on said date for patents or for trademark, trade name, service mark or copyright registrations, and all other proprietary rights, owned or held by Seller and reasonably necessary to, or used in connection with, the business of Seller; and (ii) all licenses granted by or to Seller and all other agreements to which Seller is a party that relate, in whole or in part, to any items of the categories mentioned in (i) above or to other proprietary rights of Seller that are reasonably necessary to, or used in connection with, the business of Seller.

b. The property referred to in Section 2.16(a) hereof, together with (i) all designs, methods, inventions, know-how, related thereto and (ii) all trademarks, trade names, service marks, and copyrights claimed or used by Seller that have not been registered (collectively “Business Property Rights”), constitute all such proprietary rights owned or held by Seller and that are reasonably necessary to, or used in the conduct of, the business of Seller. The computer software and all related designs, methods, inventions and know-how constitute trade secrets of Seller within the meaning of all applicable laws, and Seller has taken all reasonable necessary steps required to protect these trade secrets as such.

c. Seller owns or has valid rights to use all such Business Property Rights without conflict with the rights of others. Except as set forth in Schedule 2.16 hereof, no person or corporation has made or, to the knowledge of Seller or the Stockholders, threatened to make any claims that the operation of the business of Seller or the Affiliates is in violation of or infringes any other proprietary or trade rights of any third party. To the knowledge of Seller or the Stockholders, no third party is in violation of or is infringing upon any Business Property Rights.

2.17 Employee Benefits.

a. Except as set forth on Schedule 2.17 attached hereto, with respect to current or former employees of Seller, Seller does not maintain or contribute to or have any actual or potential liability with respect to any (i) deferred compensation or bonus or retirement plans or arrangements, (ii) qualified or nonqualified defined contribution or defined benefit plans or arrangements that are employee pension benefit plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), or (iii) employee welfare benefit plans, (as defined in Section 3(1) of ERISA), stock option or stock purchase plans, or material fringe benefit plans or programs whether in writing or oral. Seller has never contributed to any multiemployer pension plan (as defined in Section 3(37) of ERISA), and Seller never maintained or contributed to any defined benefit plan (as defined in Section 3(35) of ERISA). The plans, arrangements, programs and agreements referred to the preceding two sentences are referred to collectively as the “Plans.” Seller does not maintain or contribute to any Plan that provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than so-called “COBRA” benefits in accordance with Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”).

b. The Plans (and related trusts and insurance contracts) set forth on Schedule 2.17 comply in form and in operation with any applicable requirements under applicable laws and regulations, including ERISA and the Code and the nondiscrimination rules thereof. To the extent applicable, all contributions, premiums or payments due on or before the Closing Date under each Plan have been paid. Each Plan that is intended to be qualified under section 401(a) of the Code has received from the Internal Revenue Service a favorable determination letter that considers the terms of such Plan.

c. Any required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions) with respect to the Plans set forth on Schedule 2.17 have been properly and timely filed with the appropriate government agency and distributed to participants as required. Seller has complied with the requirements of COBRA.

d. With respect to each Plan set forth on Schedule 2.17 and to the extent applicable, (i) there have been no prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the

Code, (ii) no fiduciary (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of such Plans, and (iii) no actions, investigations, suits or claims with respect to the assets thereof (other than routine claims for benefits) are pending or to Seller’s or the Stockholders’ knowledge threatened, and neither Seller nor the Stockholders have knowledge of any facts that would give rise to or could reasonably be expected to give rise to any such actions, suits or claims.

e. With respect to each of the Plans listed on Schedule 2.17, Seller has furnished to Buyer true and complete copies of (i) any applicable plan documents, summary plan descriptions and summaries of material modifications, (ii) any applicable Form 5500 Annual Report (including all schedules and other attachments for the most recent three years), (iii) any related trust agreements, insurance contracts or other funding agreements that implement such plans and (iv) any contracts relating to each such plan, including, without limitation, service provider agreements, insurance contracts, investment management agreements and record keeping agreements.

f. Seller has not incurred (except as may have been fully satisfied) and has no reason to expect that it will incur, any liability to the Pension Benefit Guaranty Corporation (other than routine premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability) or under the Code with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) that Seller or any member of its “controlled group” (within the meaning of Code Section 414) maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute.

2.18 Employees.

a. Schedule 2.18 hereof identifies all the collective bargaining agreements (“Collective Bargaining Agreements”) that relate to or affect Seller or any Affiliate. All such Collective Bargaining Agreements are valid and binding, enforceable in accordance with their respective terms, in full force and effect and validly assignable to Buyer, if necessary, without the consent of any other person so that Buyer will be entitled to the full benefits thereof.

b. Schedule 2.18 hereof also sets forth all of the terms and conditions of employment for each employee not covered by a Collective Bargaining Agreement (each, a “Nonunion Employee”), and, except as disclosed in accordance with Section 2.17 hereof or this Section 2.18, no Nonunion Employee has entitlement to any other benefit whatsoever.

c. During the past four years, neither Seller nor any Affiliate has, directly or indirectly, purchased, leased, acquired any property or obtained any services from, or sold, leased, disposed of any property or furnished any services to, or otherwise dealt with any employee or any person, firm or corporation that, directly or indirectly, alone or together with other, controls, is controlled by or is under common control with any employee, except with respect to remuneration for services rendered as a director, officer or employee of Seller or any Affiliate.

d. No part of the property or assets of any employee of Seller or any Affiliate (an “Employee”) or any person, individual or organization directly or indirectly related to any Employee is used by Seller or any Affiliate.

e. Neither Seller nor any Affiliate has encountered any actual or threatened Employee strike, work stoppage, slowdown or lockout, or had any material change in its relations with Employees, agents, customers or suppliers for the three years prior to the date of this Agreement. No question concerning representation has been raised or is threatened with respect to the Employees.

f. No “leased employee,” as that term is defined within the meaning of Section 414(n) of the Code, performs services for Seller or any Affiliate.

g. Except as set forth below, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former Employee or current or former officer or director of Seller or any Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement; (ii) accelerate the time or payment or vesting, or increase the amount of compensation due any such Employee, officer or director; or (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available. Notwithstanding the above, Buyer and Seller hereby acknowledge that the certain Stock Appreciation Rights (“SAR”) plan instituted by Buyer and listed on Schedule 2.17 has been terminated prior to any stock appreciation amounts or other rights or benefits having vested to any of Seller’s employees and that Seller has entered into mutual rescission agreements with its employees as to such Plan, attached to Schedule 2.17 as Attachment A, 2.17, said agreements providing for a payment of certain severance amounts upon the termination of Seller’s business operations, which would include the Closing of this Agreement,

h. Seller and the Affiliates are currently and have always been in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of wages and hours, and are not engaged in any unfair labor practice.

2.19 Other Contracts. Schedule 2.19 hereof sets forth all contracts, understandings and commitments (including, without limitation, mortgages, indentures and loan agreements) to which Seller or any Affiliate is a party, or to which it or any of its assets or properties are subject, and which are not specifically referred to in the other Schedules hereof. True and complete copies of all documents and complete descriptions of all oral understandings, if any, referred to in the Schedules hereof have been provided or made available to Buyer and its counsel.

2.20 No Breach or Default. Neither Seller nor any Affiliate is in default under any contract to which it is a party or by which it is bound, nor has any event occurred that, after the giving of notice or the passage of time or both, would constitute a default under any such contract. Neither Seller nor any such Affiliate has any reason to believe the parties to such contracts will not fulfill their obligations under such contracts in all material respects or are threatened with insolvency.

2.21 Litigation.

a. Schedule 2.21 hereof sets forth a list and a summary description of all pending or threatened actions, suits, proceedings, disputes or investigations in respect of Seller, the Affiliates or the Stockholders, setting forth, with respect to each action or suit, (i) the reserves reflected in the Balance Sheet and (ii) the existence and extent of insurance coverage.

b. Except as set forth in Schedule 2.21 hereof, there are no claims, actions, suits, proceedings or investigations pending or threatened before any federal, state or local court or governmental or regulatory authority, domestic or foreign, or before any arbitrator of any nature, brought by or against Seller, any of the Affiliates or the Stockholders or any of their respective officers, directors, employees, agents or affiliates involving, affecting or relating to any assets, properties or operations of Seller, any of the Affiliates or the Stockholders or the transactions contemplated by this Agreement, nor does there exist any fact that might reasonably be expected to give rise to any such suit, proceeding, dispute or investigation.

c. Neither Seller nor any of the Affiliates nor the Stockholders nor any of their respective assets or properties is subject to any order, writ, judgment, award, injunction or decree of any federal, state or local court or governmental or regulatory authority or arbitrator that adversely affects or might reasonably be expected to affect their respective assets, properties, business operation, prospects, net income or financial condition or which would or might reasonably be expected to interfere with the transactions contemplated hereby.

2.22 Accounts Receivable. All trade accounts receivable of Seller reflected in the Balance Sheet and all trade accounts receivable of Seller arising between the date of the Unaudited Balance Sheet and the date hereof have arisen in the ordinary course of business and represent bona fide, undisputed indebtedness (subject to no counterclaim, right of setoff or warranty claim) incurred by the applicable account debtor for goods held subject to delivery instructions or heretofore shipped or delivered pursuant to a contract of sale or for services heretofore performed by Seller.

2.23 Inventory. The inventory of Seller reflected in the Balance Sheet, or acquired by Seller between the date thereof and the date hereof, are carried at not in excess of the lower of cost or fair market value, and do not include any inventory (other than the amount of normal shrinkage in inventory since the date of the Balance Sheet) that is not usable or saleable in the ordinary course of business of Seller as heretofore conducted, in each case net of reserves provided therefor on such Balance Sheet in accordance with generally accepted accounting principles.

2.24 Environmental Matters.

a. Except as permitted by applicable law, Seller has not transported, stored, handled, treated or disposed of, nor has it allowed or arranged for any third parties to transport, store, handle, treat or dispose of Hazardous Substances (as defined below) or other waste to or at any location other than a site lawfully permitted to receive such Hazardous Substances or other waste for such purposes, nor has it performed, arranged for or allowed by any method or procedure such transportation, storage, treatment or disposal in contravention of any laws or regulations. Seller has not stored, handled, treated or disposed of, or allowed or arranged for any third parties to store, handle, treat or dispose of, Hazardous Substances or other waste upon property owned or leased by it, except as permitted by law. For purposes of this Section 2.24, the term “Hazardous Substances” shall mean and include: (i) any “Hazardous Substance,” “Pollutant” or “Contaminant” as defined in the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601, et seq., or the regulations promulgated thereunder (“CERCLA”); (ii) any hazardous waste as that term is defined in applicable state or local law; (iii) any substance containing petroleum, as that term is defined in Section 9001(8) of the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6991(8) or in 40 C.F.R. Section 280.1; or (iv) any other substance for which any governmental entity with jurisdiction over Seller’s leasehold premises requires special handling in its generation, handling, use, collection, storage, treatment or disposal.

b. Except as set forth on Schedule 2.24 attached hereto, there has not occurred, nor is there presently occurring, a Release (as defined below) of any Hazardous Substance on, into or beneath the surface of any parcel of Seller’s leasehold premises. For purposes of this Section 2.24, the term “Release” shall have the meaning given it in CERCLA.

c. Except as set forth on Schedule 2.24 attached hereto, Seller does not use, and has not used, any Underground Storage Tanks (as defined below), and there are not now nor have there ever been any Underground Storage Tanks on Seller’s leasehold premises during Seller’s tenancy. For purposes of this Section 2.24, the term “Underground Storage Tanks” shall have the meaning given it in the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901 et seq.).

d. Schedule 2.24 identifies (i) all environmental audits, assessments or occupational health studies undertaken by Seller or its agents or, to the best of Seller’s or the Stockholders’ knowledge, undertaken by governmental agencies relating to or affecting Seller or any of Seller’s leasehold premises within the past 5 years; (ii) the results of any ground, water, soil, air or asbestos monitoring undertaken by Seller or its agents or, to the best of Seller’s or the Stockholders’ knowledge, undertaken by governmental agencies relating to or affecting Seller or any of Seller’s leasehold premises within the past 5 years; (iii) all written communications in Seller’s or the Stockholders’ possession between Seller and environmental agencies within the past 5 years; and (iv) all citations issued under the Occupational Safety and Health Act (29 U.S.C. Sections 651 et seq.) relating to or affecting Seller or any of Seller’s leasehold premises within the past 5 years.

2.25 Customers and Suppliers. Except as set forth in Schedule 2.25 hereof:

a. neither Seller nor any Affiliate nor any Stockholder has received notice that, nor does Seller or any Affiliate or any Stockholder have any knowledge that, any customer of Seller has, will or plans to discontinue doing business with Seller;

b. Seller has no outstanding purchase contracts or commitments or unaccepted purchase orders that are in excess of the normal, ordinary and usual requirements;

c. no supplier or subcontractor to Seller has reduced its shipments of orders issued by Seller or threatened to discontinue supplying such items or services to Seller on reasonable terms; and

d. neither Seller nor any Affiliate nor any Stockholder has received notice that, nor does Seller or any Affiliate or any Stockholder have any knowledge that, any such supplier or subcontractor has, will or plans to discontinue doing business with Seller on substantially the same terms as are consistent with its past practices.

2.26 No Brokers. Neither Seller nor any Affiliate nor any Stockholder has entered into any contract, arrangement or understanding with any person or firm that may result in the obligation of Buyer, Seller, any Affiliate or any Stockholder to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, and neither Seller nor any Affiliate nor any Stockholder is aware of any claim or basis for any claim for payment of any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

2.27 No Misrepresentation or Omission. No representation or warranty by Seller in this Section 2 or in any other Section hereof, or in any certificate or other document furnished or to be furnished by Seller or any Stockholder pursuant hereto, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading or will omit to state a material fact necessary in order to provide Buyer with accurate information as to Seller and the Affiliates, provided, however, that notwithstanding any provision in this Agreement to the contrary, any unintentional non-material errors as to any statements of fact which form, or are a part of, Seller’s representations and warranties and any non-material unintentional omissions of fact on the part of Seller as to such representations or warranties which would not, affect Buyer’s liability (actual or potential) as a purchaser of the Assets hereunder and/or which would not, affect a reasonable buyer’s ability to assess the general business operations, overall financial condition of the Seller or the condition, marketability or merchantability of the Assets shall not be deemed a material or substantial breach of this Agreement, and such shall not constitute grounds for any modification, non-performance, rescission or other alteration of the Buyer’s duties under this Agreement.

2.28 Survival of Representations and Warranties. All representations and warranties by Seller or any stockholder in this Section 2 or in any other Section hereof, or in any certificate or other document furnished or to be furnished by Seller pursuant hereto, shall survive delivery by Buyer of the consideration to be given by it hereunder and delivery by Seller of the consideration to be given by it hereunder, and shall survive the execution hereof, the Closing hereunder and the Closing Date; provided, however, that no claim based on any breach of any such warranty or any misrepresentation may be made by any Buyer Indemnitee (as such term is hereinafter defined) unless written notice with respect thereto is given on or before the sixth anniversary of the Closing Date.

3.	Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

3.1 Existence; Good Standing; Corporate Authority; Compliance with Law. Buyer (a) is a corporation duly incorporated, validly existing in good standing under the laws of its jurisdiction of incorporation; (b) is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of all other jurisdictions in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary; (c) has all requisite corporate power and authority to own its properties and carry on its business as now conducted; (d) is not in default with respect to any order of any court, governmental authority or arbitration board or tribunal to which Buyer is a party or is subject; (e) is not in violation of any laws, ordinances, governmental rules or regulations to which it is subject; and (f) has obtained all licenses, permits and other authorizations and has taken all actions required by applicable laws or governmental regulations in connection with its business as now conducted.

3.2 Authorization, Validity and Effect of Agreements.

a. The execution and delivery of this Agreement and all agreements and documents contemplated hereby by Buyer, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all requisite corporate action.

b. This Agreement constitutes, and all agreements and documents contemplated hereby when executed and delivered pursuant hereto for value received will constitute, the valid and legally binding obligations of Buyer enforceable in accordance with their terms, except that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium, bulk sales, preference, equitable subordination, marshalling or other similar laws of general application now or hereafter in effect relating to the enforcement of creditors’ rights generally and except that the remedies of specific performance, injunction and other forms of equitable relief are subject to certain tests of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding therefor may be brought.

c. The execution and delivery of this Agreement by Buyer does not, and the consummation of the transactions contemplated hereby will not, (i) except as set forth on Schedule 3.2 hereof, require the consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority or any third party, (ii) result in the breach of any term or provision of, or constitute a default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or the lapse of time or both) any obligation under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any part of the property of Buyer pursuant to any provision of, any order, judgment, arbitration award, injunction, decree, indenture, mortgage, lease, license, lien, or other agreement or instrument to which Buyer is a party or by which it is bound, and (iii) violate or conflict with any provision of the by-laws or certificate of incorporation of Buyer as amended to the date hereof.

3.3 Survival of Representations and Warranties. All representations and warranties by Buyer in this Section 3 or in any other Section hereof, or in any certificate or other document furnished or to be furnished by Buyer pursuant hereto, shall survive delivery by Buyer of the consideration to be given by it hereunder and delivery by Seller of the consideration to be given by it hereunder, and shall survive the execution hereof, the Closing hereunder and the Closing Date; provided, however, that no claim based on any breach of any such warranty or any misrepresentation may be made by Seller unless written notice with respect thereto is given on or before the sixth anniversary of the Closing Date.

4. Indemnification.

4.1 Indemnification by Seller. Upon the terms and subject to the conditions set forth in Sections, 2.27 and 4.3 hereof and this Section 4.1, Seller and the Stockholders, acting jointly and severally, agree to indemnify, defend, protect, save and hold harmless the Buyer Indemnitees (or any Buyer Indemnitee) (as such term is hereinafter defined) against, and will reimburse the Buyer Indemnitees (or any Buyer Indemnitee) on demand for, any and all Losses (as such term is hereinafter defined) made or incurred by or asserted against the Buyer Indemnitees (or any Buyer Indemnitee), at any time after the Closing Date, directly or indirectly, arising out of, related to, caused by, or resulting from any of the following:

(a) any and all liabilities or obligations of Seller or any Stockholder or claims against or imposed on the Buyer Indemnitees (or any Buyer Indemnitee), of any nature (whether accrued, absolute, contingent or otherwise and whether a contractual, tax or other type of liability, obligation or claim) not expressly assumed by Buyer pursuant hereto (including, without limitation, those liabilities or obligations of Seller or any Stockholder specifically referred to in Section 1.4 hereof);

(b) any inaccuracy, omission, misrepresentation, breach of warranty, or nonfulfillment of any term, provision, covenant or agreement on the part of Seller or any Stockholder contained herein, or any inaccuracy or misrepresentation in, or omission from, any certificate or other instrument furnished or to be furnished by Seller or any Stockholder to Buyer pursuant hereto;

(c) Seller’s or any Stockholder’s failure to comply with the bulk transfer provisions in effect in the state or states in which the Assets are located; and

(d) Any of the matters referred to in Schedule 2.24 hereof or in any document referred to therein;

in each case, regardless of by whom asserted and even if any such Loss is based on, arises from or is attributable to, in whole or in part, any active or passive participation by the Buyer Indemnitees (or any Buyer Indemnitee) including, without limitation, any negligent acts or negligent omissions (whether gross or ordinary and whether concurrent, sole or otherwise) of the Buyer Indemnitees (or any Buyer Indemnitee), or other wrongful act or omission, default or breach, of whatever kind or nature, whatsoever arising. It is the express intention of Seller, the Stockholders and the Buyer Indemnitees that the indemnity provided for in this Section 4.1 is an indemnity by Seller and the Stockholders to indemnify, defend, protect, save and hold harmless the Buyer Indemnitees from the consequences of the Buyer Indemnitees’ own negligence (whether gross or ordinary and whether concurrent, sole or otherwise).

As used herein, the term “Losses” shall mean, with respect to any person or party, any payment, loss, liability, obligation, damage (including, without limitation, consequential, punitive, special or otherwise), deficiency, lien, claim, suit, cause of action, judgment, cost or expense (including, without limitation, reasonable attorneys’ fees and court costs) of any kind, nature or description.

As used herein, the term “Buyer Indemnitees” shall mean Buyer, any affiliate of Buyer, any person, party, corporation, partnership, firm or other entity with whom Buyer is affiliated or with whom Buyer has a partnership or joint venture relationship (a “Buyer Partner”), and any officer, director, stockholder, employee, agent, attorney, joint venturer, partner (limited or general), servant, representative, trustee, successor or assign of Buyer or of any Buyer Partner or of any affiliate of Buyer or any Buyer Partner.

As used in this Section 4 and in Section 5 below, the term “affiliate” shall mean, with respect to any person or party, (x) any person or party controlling, controlled by or under common control with any such person or party or (y) any director or executive officer of any such person or party or of any person or party referred to in clause (i) of this paragraph. As used herein, the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or party, whether through the ownership of voting securities or voting interests, by contract or otherwise.

4.2 Indemnification by Buyer. Upon the terms and subject to the conditions set forth in Section 4.3 hereof and this Section 4.2, Buyer agrees to indemnify, defend, protect, save and hold harmless Seller against, and will reimburse Seller on demand for, any and all Losses made or incurred by or asserted against Seller, at any time after the Closing Date, directly or indirectly, arising out of, related to, caused by, or resulting from any inaccuracy, omission, misrepresentation, breach of warranty, or nonfulfillment of any term, provision, covenant or agreement on the part of Buyer contained herein, or any inaccuracy or misrepresentation in, or omission from, any certificate or other instrument furnished or to be furnished by Buyer to Seller or Parent pursuant hereto.

4.3 Conditions of Indemnification. With respect to any actual or potential claim, any written demand, the commencement of any action, or the occurrence of any other event that involves any matter or related series of matters (a “Claim”) against which a party hereto is indemnified (the “Indemnified Party”) by the other party (the “Indemnifying Party”) under Section 4.1 or 4.2 hereof:

(a) Promptly after the President of the Indemnified Party first receives written documents pertaining to the Claim, or if such Claim does not involve a third party Claim (a “Third Party Claim”), promptly after the President of the Indemnified Party first has actual knowledge of such Claim, the Indemnified Party shall give notice to the Indemnifying Party of such Claim in reasonable detail and stating the amount involved, if known, together with copies of any such written documents.

(b) The obligation of the Indemnifying Party to indemnify the Indemnified Party with respect to any Claim shall not be affected by the failure of the Indemnified Party to give the notice with respect thereto in accordance with Section 4.3(a) hereof unless the Indemnifying Party shall establish by clear and convincing evidence that it has been irretrievably prejudiced thereby.

(c) If the Claim involves a Third Party Claim, then the Indemnifying Party shall have the right, at its sole cost, expense and ultimate liability regardless of the outcome, and through counsel of its choice (which counsel shall be reasonably satisfactory to the Indemnified Party), to litigate, defend, settle or otherwise attempt to resolve such Third Party Claim; provided, however, that if in the Indemnified Party’s reasonable judgment a conflict of interest may exist between the Third Party Claim, then the Indemnified Party shall be entitled to select counsel of its own choosing, reasonably satisfactory to the Indemnifying Party, in which event the Indemnifying Party shall be obligated to pay the fees and expenses of such counsel. Notwithstanding the preceding sentence, the Indemnified Party may elect, at any time and at the Indemnified Party’s sole cost, expense and ultimate liability, regardless of the outcome, and through counsel of its choice, to litigate, defend, settle or otherwise attempt to resolve such Third Party Claim. If the Indemnified Party so elects (for reasons other than the Indemnifying Party’s failure or refusal to provide a defense to such Third Party Claim), then the Indemnifying Party shall have no obligation to indemnify the Indemnified Party with respect to such Third Party Claim, but such disposition will be without prejudice to any other right the Indemnified Party may have to indemnification under Section 4.1 or 4.2 hereof, regardless of the outcome of such Third Party Claim. If the Indemnifying Party fails or refuses to provide a defense to any Third Party Claim, then the Indemnified Party shall have the right to undertake the defense, compromise or settlement of such Third Party Claim, through counsel of its choice, on behalf of and for the account and at the risk of the Indemnifying Party, and the Indemnifying Party shall be obligated to pay the costs, expenses and attorney’s fees incurred by the Indemnified Party in connection with such Third Party Claim. In any event, Seller and the Buyer Indemnitees shall fully cooperate with each other and their respective counsel in connection with any such litigation, defense, settlement or other attempted resolution.

4.4 Offset Right. If any Buyer Indemnitee is entitled to indemnification in respect of a given Claim, Buyer may, at its option, offset all or a portion of the Claim against Future Payments, upon written notice (an “Offset Notice”) to Seller. “Future Payments” means amounts due or to become due to Seller from Buyer under the Note or pursuant to Earn-Out Payment obligations or both. Delivery of an Offset Notice to Seller before all Future Payments have been made shall automatically cause the outstanding balance of the Note to be reduced, or the amount of any unpaid Earn-Out Payment to be reduced, or both, by an aggregate amount equal to the amount stated in the Offset Notice, up to the full amount of the Claim or the full amount of all Future Payments, which ever is less. Any portion of the Claim that exceeds the then-current balance of all Future Payments shall remain an obligation of the applicable Indemnifying Party. Reductions in Future Payments shall be applied as directed in the applicable Offset Notice or, if no such direction is contained in the Offset Notice, such reductions shall reduce earliest-maturing Future Payment obligations first.

5. Other Covenants and Agreements.

5.1 Execution of Additional Documents. Each party hereto will at any time, and from time to time after the Closing Date, upon request of the other party hereto, execute, acknowledge and deliver all such further deeds, assignments, transfers, conveyances, powers of attorney and assurances, and take all such further action, as may be required to carry out the intent of this Agreement, and to transfer and vest title to any Asset being transferred hereunder, and to protect the right, title and interest in and enjoyment of all of the Assets sold, granted, assigned, transferred, delivered and conveyed pursuant hereto; provided, however, that this Agreement shall be effective regardless of whether any such additional documents are executed.

5.2 Fees and Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

5.3 Limitation of Liability. Notwithstanding any other provision hereof, no stockholder, officer, director, employee, agent, attorney, affiliate, servant, successor, assign or representative of Buyer or of any affiliate of Buyer shall have any personal, partnership, corporate or other liability or obligation whatsoever in respect of or relating to the covenants, obligations, indemnities, representations or warranties of Buyer under or by reason hereof or in respect of any certificate or other document delivered with respect hereto, it being understood that Seller may look only to the assets and properties of Buyer to enforce such covenants, obligations, indemnities, representations or warranties of Buyer under or by reason hereof or in respect of any certificate or other document delivered with respect hereto.

5.4 Confidentiality. Each party acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of a confidentiality agreement, dated as of February 11, 2005, between Buyer and Seller, the terms of which are incorporated herein by reference.

6. Conditions of Closing.

6.1 Buyer’s Conditions of Closing. The obligation of Buyer to purchase and pay for the Assets and to assume the specified liabilities and obligations set forth herein shall be subject to and conditioned upon, at Buyer’s option, the satisfaction at the Closing of each of the following conditions:

a. The Stockholders shall have duly adopted and approved this Agreement and all transactions contemplated hereby in accordance with the requirements of Kansas law and the articles/certificate of incorporation and by-laws, as amended to the date hereof, of Seller.

b. All representations and warranties of Seller and/or Stockholders contained herein shall be true and correct at and as of the Closing Date and Seller and the Stockholders shall have performed all agreements and covenants and satisfied all conditions on their part to be performed or satisfied by the Closing Date pursuant to the terms hereof, and Buyer shall have received a certificate of Seller, signed by its President and dated the Closing Date, to both such effects.

c. As of the Closing, there shall have been no material adverse change since the date of the Balance Sheet in the financial condition, business or affairs of Seller or any Affiliate or any Stockholder, and neither Seller nor any Affiliate nor any Stockholder shall have suffered any material loss (whether or not insured) by reason of physical damage caused by fire, earthquake, accident or other calamity that substantially affects the value of their respective assets, properties or business, and Buyer shall have received a certificate of Seller, signed by its principal financial officer and dated the Closing Date, to such effect.

d. Seller shall have delivered to Buyer a Certificate of the Secretary of State (or other authorized public official) of Seller’s and each Affiliate’s respective jurisdiction of incorporation (and each other jurisdiction listed in Schedule 2.5 hereof) certifying as of a date reasonably close to the Closing Date that Seller or such Affiliate, as the case may be, has filed all required reports, paid all required fees and taxes, and is, as of such date, in good standing and authorized to transact business as a domestic or foreign corporation, as the case may be.

e. Seller shall have obtained all authorizations, consents, waivers and approvals as may be required in connection with the assignment of those contracts, agreements, licenses, leases, sales orders, purchase orders and other commitments to be assigned to Buyer pursuant hereto.

f. Seller shall have executed and delivered the Bill of Sale, Assignment and Assumption Agreement.

g. Seller shall have delivered to Buyer a certificate, dated the Closing Date, of Seller’s corporate Secretary certifying:

(i) Resolutions of Seller’s Board of Directors and the Stockholders approving and adopting this Agreement and all transactions contemplated hereby and authorizing execution of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby; and

(ii) The incumbency of its officers executing this Agreement and all agreements and documents contemplated hereby.

h. All approvals and consents from third parties and governmental agencies required to consummate the transactions contemplated hereby shall have been obtained.

i. No suit, action, investigation, inquiry or other proceeding by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened that questions the validity or legality of the transactions contemplated hereby.

j. As of the Closing, there shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as so provided or imposing any conditions on the consummation of the transactions contemplated hereby, which is unduly burdensome on Buyer.

k. The Board of Directors of Buyer shall have approved the transaction.

l. Buyer shall have completed its due diligence investigation to its satisfaction.

6.2 Seller’s Conditions of Closing. The obligation of Seller to sell, grant, convey, assign, transfer and deliver the Assets shall be subject to and conditioned upon, at Seller’s option, the satisfaction at the Closing of each of the following conditions:

a. All representations and warranties of Buyer contained herein shall be true and correct at and as of the Closing Date and Buyer shall have performed all agreements and covenants and satisfied all conditions on its part to be performed or satisfied by the Closing Date pursuant to the terms hereof, and Seller shall have received a certificate of Buyer, signed by its President and dated the Closing Date, to both such effects.

b. Buyer shall have effected payment of the Cash Portion in accordance with the prior written instructions of Seller.

c. Buyer shall have executed and delivered the Note.

d. Buyer shall have executed and delivered the Bill of Sale, Assignment and Assumption Agreement.

e. Buyer shall have delivered to Seller a certificate, dated the Closing Date, of Buyer’s corporate Secretary certifying:

i. Resolutions of its Board of Directors adopting and approving this Agreement and all transactions contemplated hereby and authorizing execution of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby; and

ii. The incumbency of its officers executing this Agreement and all agreements and documents contemplated hereby.

f. The approval and all consents from third parties and governmental agencies required to consummate the transactions contemplated hereby shall have been obtained.

g. No suit, action, investigation, inquiry or other proceeding by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened that questions the validity or legality of the transactions contemplated hereby.

h. As of the Closing, there shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as so provided or imposing any conditions on the consummation of the transactions contemplated hereby, which is unduly burdensome on Seller.

7. Miscellaneous.

7.1 Notices. Any notice, consent, approval, request, demand or other communication required or permitted hereunder must be in writing to be effective and shall be deemed delivered and received (a) if personally delivered or delivered by telex or telecopy with electronic confirmation, when actually received by the party to whom sent, or (b) if delivered by mail (whether actually received or not), at the close of business on the third business day next following the day when placed in the federal mail, postage prepaid, certified or registered mail, return receipt requested, addressed as follows:

If to Buyer:

Trintech Technologies Limited

Trintech Building

South County Business Park

Leopardstown

Dublin 18, Ireland

Attention: President

Facsimile #: 011 353 1 207 4300

Copy to:

Scheef & Stone, L.L.P.

5956 Sherry Lane, Suite 1400

Dallas, Texas 75225

Attention: Bill Stone

Facsimile: 214-706-4244

If to Seller:

Assurity Technologies, Inc.

c/o Woner, Glenn, Reeder, Girard & Riordan, P.A.

5611 SW Barrington Ct. S.

Topeka, KS 66614

Attention: Douglas C. Fincher

Facsimile #: 785-235-1615

(or to such other address as any party shall specify by written notice so given).

7.2 Binding Effect; Benefits. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding anything contained herein to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person (other than the parties hereto, the Buyer Indemnitees (but only with respect to Section 4 hereof), or their respective successors and permitted assigns) any rights, remedies, obligations or liabilities under or by reason of this Agreement.

7.3 Entire Agreement. This Agreement, together with the Exhibits, Schedules and other documents contemplated hereby, constitutes the final written expression of all of the agreements between the parties and is a complete and exclusive statement of those terms. Except as specifically included or referred to herein, this Agreement and the Exhibits, Schedules and other documents contemplated hereby supersede all understandings and negotiations concerning the matters specified herein. Any representations, promises, warranties or statements made by any party that differ in any way from the terms of this written Agreement, and the Exhibits, Schedules and other documents contemplated hereby, shall be given no force or effect (except as specifically included or referred to herein). The parties specifically represent, each to the other, that there are no additional or supplemental agreements between them related in any way to the matters herein contained unless specifically included or referred to herein. No addition to or modification of any provision hereof shall be binding upon any party unless made in writing and signed by all parties.

7.4 Governing Law. THIS AGREEMENT, AND ALL QUESTIONS RELATING TO ITS VALIDITY, INTERPRETATION, PERFORMANCE AND ENFORCEMENT (INCLUDING, WITHOUT LIMITATION, PROVISIONS CONCERNING LIMITATIONS OF ACTION), SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS (EXCLUSIVE OF THE CONFLICT OF LAW PROVISIONS THEREOF) APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

7.5 Survival. All of the terms, conditions, covenants, agreements, warranties and representations contained herein shall survive, in accordance with their terms, delivery by Buyer of the consideration to be given by it hereunder and delivery by Seller of the consideration to be given by it hereunder, and shall survive the execution hereof, the Closing hereunder and the Closing Date.

7.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart. It is not necessary that each party hereto execute the same counterpart, so long as identical counterparts are executed by all parties.

7.7 Headings. Headings of the Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

7.8 Waivers. Any party hereto may, by written notice to the other party hereto, (a) extend the time for the performance of any of the obligations or other actions of the other party hereunder; (b) waive any inaccuracies in the representations or warranties of the other party contained herein or in any document delivered pursuant hereto; (c) waive compliance with any of the conditions or covenants of the other party contained herein; or (d) waive performance of any of the obligations of the other party hereunder. Except as provided in the preceding sentence, no action taken pursuant hereto, including without limitation any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

7.9 Merger of Documents. This Agreement and all agreements and documents contemplated hereby constitute one agreement and are interdependent upon each other in all respects.

7.10 Incorporation of Exhibits and Schedules. All Exhibits and Schedules attached hereto are by this reference incorporated herein and made a part hereof for all purposes as if fully set forth herein.

7.11 Severability. If for any reason whatsoever, any one or more of the provisions hereof shall be held or deemed to be illegal, inoperative, unenforceable or invalid as applied to any particular case or in all cases, such circumstances shall not have the effect of rendering such provision illegal, inoperative, unenforceable or invalid in any other case or of rendering any of the other provisions hereof illegal, inoperative, unenforceable or invalid. Furthermore, in lieu of each illegal, invalid, unenforceable or inoperative provision, there shall be added automatically, as part of this Agreement, a provision similar in terms of such illegal, invalid, unenforceable or inoperative provision as may be possible and as shall be legal, valid, enforceable and operative.

7.12 Assignability. Neither this Agreement nor any of the parties’ rights hereunder shall be assignable by any party hereto without the prior written consent of the other parties hereto; provided, however, that Buyer’s or its successors’ or assigns’ rights hereunder may be assigned or otherwise transferred, in whole or in part, without any other party’s consent (a) to any successor by merger or consolidation, (b) to any bank or other financial institution, or to any individual, partnership, corporation or other entity, providing any financing to Buyer, its successors or assigns, or (c) to any individual, partnership, corporation or other entity deriving title from Buyer or its successors or assigns to all or substantially all of the Assets as constituted on the date of any such transfer.

7.13 Drafting. The parties acknowledge and confirm that each of their respective attorneys have participated jointly in the review and revision of this Agreement and that it has not been written solely by counsel for one party. The parties hereto therefore stipulate and agree that the rule of construction to the effect that any ambiguities are to be or may be resolved against the drafting party shall not be employed in the interpretation of this Agreement to favor any party against another.

7.14 References. The use of the words “hereof,” “herein,” “hereunder,” “herewith,” “hereto,” “hereby,” and words of similar import shall refer to this entire Agreement, and not to any particular article, section, subsection, clause, or paragraph of this Agreement, unless the context clearly indicates otherwise.

7.15 Calendar Days, Weeks and Months. Unless otherwise specified herein, any reference to “day,” “week,” or “month” herein shall mean a calendar day, week or month.

7.16 Gender; Plural and Singular. Where the context hereof so requires, the masculine gender shall include the feminine or neuter, and the singular shall include the plural and the plural the singular.

7.17 Cumulative Rights. All rights and remedies specified herein are cumulative and are in addition to, not in limitation of, any rights or remedies the parties may have at law or in equity, and all such rights and remedies may be exercised singularly or concurrently.

7.18 No Implied Covenants. Each party, against the other, waives and relinquishes any right to assert, either as a claim or as a defense, that the other party is bound to perform or liable for the nonperformance of any implied covenant or implied duty or implied obligation.

7.19 Attorneys’ Fees. The prevailing party in any dispute between the parties arising out of the interpretation, application or enforcement of any provision hereof shall be entitled to recover all of its reasonable attorney’s fees and costs whether suit be filed or not, including without limitation costs and attorneys’ fees related to or arising out of any trial or appellate proceedings.

7.20 Indirect Action. Where any provision hereof refers to action to be taken by any person or party, or which such person or party is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such person or party.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year hereinabove first set forth.

SELLER:

ASSURITY TECHNOLOGIES, INC

By:	/s/ Heather Lynds
Printed Name:	Heather Lynds
Title:	President

BUYER:

TRINTECH TECHNOLOGIES LIMITED

By:	/s/ Paul Byrne
Printed Name:	Paul Byrne
Title:	Director

[ASSET PURCHASE AGREEMENT SIGNATURE PAGE]